Exhibit 99.1

Contact:
Ryan George
Public Relations
210.308.1268
rgeorge@usfunds.com

For Immediate Release
U.S. Global Investors Reports 46 Percent Earnings Per Share Growth in FY11
Company also sees double-digit year-over-year percentage increases in revenues and net income
************************************************************************
SAN ANTONIO—September 6, 2011—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported that revenues for the fiscal year ended June 30, 2011 increased 20 percent and earnings per share increased 46 percent on a year-over-year basis.
For the fiscal year 2011, U.S. Global recorded net income of $7.8 million, or 51 cents per share, on revenues of $41.9 million. This compares to net income of $5.3 million, or 35 cents per share, on revenues of $35.0 million for the 2010 fiscal year. The company earned $1.5 million, or 11 cents per share, on revenues of $9.7 million in the fourth quarter of fiscal year 2011.
Assets under management at period end stood at $2.6 billion as of June 30, 2011, an 8 percent increase from $2.4 billion at June 30, 2010.
Average assets under management were $2.82 billion for the fiscal year ended June 30, 2011, an increase of 10 percent from $2.56 billion for the fiscal year ended June 30, 2010. Sequentially, average assets under management decreased from the previous quarter, in-line with the overall decline in global markets which began in April.
“Excluding the most recent quarter, year-over-year assets under management benefited as the natural resources sector fueled the global recovery over the past year,” says Frank Holmes, U.S. Global Investors CEO. “This strength led to the company’s strong performance and growth in assets under management during the 2011 fiscal year.”
Increase in AUM Drives Growth in Revenues
The increase in revenue is primarily a result of increased assets under management in the natural resources funds, an increase in offshore fund advisory fees and an increase in fund performance fees. Performance fees are received when a fund outperforms its benchmark by five or more percentage points for the previous 12 months.

FY11 earnings, Page 2
September 6, 2011
U.S. Global’s SEC-registered funds experienced an increase of $250.6 million in average assets under management, or 10 percent, during fiscal year 2011. Mutual fund advisory fees are the company’s principal revenue stream, accounting for 63 percent of total revenues for fiscal 2011. Mutual fund advisory fees totaled $26.6 million for fiscal year 2011, an increase of 26 percent from fiscal year 2010 as a result of higher assets under management and increased performance fees. Mutual fund advisory fees increased roughly the same amount during fiscal year 2010 and are now 58.5 percent above fiscal year 2009 levels.
Strong Balance Sheet, Monthly Dividends
U.S. Global’s strong capital structure provides adequate liquidity, insulates the company from market volatility and allows the company to pursue investment opportunities when they arise. The company had net working capital of approximately $32.4 million at the end of fiscal year 2011, up 14 percent from fiscal year 2010.
Cash, cash equivalents and investments totaled $37.6 million as of June 30, 2011. In addition, the company has carried zero long-term debt on its balance sheet since 2004 and owns its headquarters building.
In addition, U.S. Global Investors declared monthly cash dividends of $0.02 per share in fiscal 2011, a continuation of the company’s dividend program that was initiated in June 2007. The monthly dividends equate to an annual yield of 3.3 percent on an annual basis at the June 30, 2011 closing price of $7.18 per share.
“The dividend yield on GROW shares at the current price is higher than our industry peers, leading emerging market indices and gold equity indices,” says Holmes. “The dividend also requires a higher level of discipline because it is paid monthly while many companies in emerging markets pay quarterly or semi-annually.”
“In fact, U.S. Global’s dividend yield is currently higher than a 10-year government note. However, unlike the government, we have no debt,” says Holmes.
The dividend yields for the MSCI Emerging Markets Index and NYSE Arca Gold Bugs Index (HUI) were 2.58 percent and 0.70 percent, respectively, as of June 30, 2011. The median dividend for 13 publicly-traded asset managers was approximately 1.9 percent for the same time period.
Market Commentary
“The global economy has shown resilience amidst a tough climate of sovereign debt problems in the developed world and battles with inflation in emerging markets,” says Holmes. “Market volatility will likely remain amplified but investors can use this volatility to their advantage by seeking opportunities in undervalued sectors.”

FY11 earnings, Page 3
September 6, 2011
“There are some great American companies, whose balance sheets are the envy of the Federal Government and are carrying dividend yields higher than a 10-year Treasury bill. Placed into historical context, this is a wonderful time for value investors,” says Holmes.
“Pessimism is so pervasive that investors are indiscriminately selling all equities and buying bonds with low yields. However, more than 700 of America’s 1,500 largest companies have revenue growing at 10 percent or higher while the overall U.S. economy is growing around 1 percent. Investors must adapt and focus on these opportunities,” says Holmes.
“Many people are jumping on the bandwagon to label gold a bubble but it’s flawed logic to view the price of an ounce in isolation. When compared to market metrics of 1980, the last time gold climbed to record highs, gold prices still have room to grow,” says Holmes. “As Ian McAvity of Global Deliberations says ‘compared to U.S. debt, the stock market or GDP, [which] is trading at 17, 12, 11 or 5.5 times their 1980 levels, gold seems cheap at only 2.5 times its 1980 peak.’”
“It’s also important for investors to view today’s market in a global context. The world has 7 billion people fueling the global economy,” says Holmes. “Today’s globalized world is quite different from the 1970s when many of the world’s 3 billion people were isolated, non-participants in global commerce. Currently, emerging markets have the long-term policies in place to promote strong economic growth.”
Earnings Webcast Information
The company has scheduled a webcast for 7:30 a.m. Central time on Tuesday, September 6, 2011, to discuss the company’s key financial results for the fiscal year. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com.

FY11 earnings, Page 4
September 6, 2011
Selected financial data (unaudited):

	Three months ended
	6/30/2011	3/31/2011	6/30/2010
Revenues	$9,691,916	$11,410,231	$8,611,572
Expenses	7,310,915	7,360,736	7,072,181

Income before taxes	2,381,001	4,049,495	1,539,391
Tax expense	838,418	1,355,410	568,635

Net income	$1,542,583	$2,694,085	970,756

Earnings per share (basic and diluted)	$0.11	$0.17	$0.06

Avg. common shares outstanding (basic)	15,404,447	15,396,240	15,356,728
Avg. common shares outstanding (diluted)	15,404,447	15,396,240	15,357,069

Avg. assets under management (billions)	$2.89	$3.10	$2.60
Selected financial data for fiscal year:

	2011	2010
Revenues	$41,933,626	$35,030,153
Expenses	29,903,607	26,521,396

Income before taxes	12,030,019	8,508,757
Tax expense	4,197,372	3,159,472

Net income	7,832,647	5,349,285

Earnings per share (basic and diluted)	$0.51	$0.35

Avg. common shares outstanding (basic)	15,384,435	15,339,038
Avg. common shares outstanding (diluted)	15,384,435	15,341,820

Avg. assets under management (billions)	$2.82	$2.56
####
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.82 billion in assets under management in the quarter ended June 30, 2011, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

FY11 earnings, Page 5
September 6, 2011
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.
These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
Diversification does not protect an investor from market risks and does not assure a profit. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets. The NYSE Arca Gold BUGS (Basket of Unhedged Gold Stocks) Index (HUI) is a modified equal dollar weighted index of companies involved in gold mining. The HUI Index was designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.